Exhibit 2.3

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT, dated as of February 13, 2008 (this “Agreement”), is by and among TriCord Hurricane Holdings, Inc., a Nevada corporation (“THH”), TriCord Hurricane Products, Inc. (“THH”), the holders of THP common stock listed on Schedule A annexed hereto (the “Shareholders”).

WITNESSETH:

WHEREAS, the Common Shareholders are the owners of an aggregate of  4,761,962 shares of common stock, no par value per share (the “Shares”), of THP, of which 4,791,962 shares of common stock are validly issued and outstanding;

WHEREAS, the Common Shareholders desire to exchange the Common Shares for 4,791,962 shares of common stock, $.0001 par value per share, of THH (“New Shares”);

WHEREAS, the respective Boards of Directors of THP and THH deem it advisable and in the best interests of THP and THH, respectively, and their respective shareholders, to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in reliance upon the undertakings, representations, warranties and indemnities contained herein, THP, THH and the Shareholders hereby agree as follows:

ARTICLE 1
EXCHANGE OF SHARES; CLOSING

Section 1.1                                Sale of Shares.  Subject to the terms and conditions herein stated, the Shareholders agree at the Closing to exchange with full title guarantee, transfer, assign and deliver to THH, and THH agrees to acquire from the Shareholders, the Shares, free and clear of any and all liens.

Section 1.2                                Consideration for Shares.  In consideration for its acquisition of the Shares, THH agrees at the Closing to issue and deliver the New Shares to the Shareholders, in accordance with Schedule A attached hereto.

Section 1.3                                Time and Place of Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) is taking place simultaneously with the execution of this Agreement, at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006, on February __, 2008 (hereinafter the “Closing Date”).

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THP

THP represents and warrants to THH as of the date hereof as follows:

Section 2.1                                Organization.                                THP is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted.

Section 2.2                                Authority; Enforceability.  THP has full legal right, power and authority, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by THP and constitutes, and each other agreement, instrument or documents executed or to be executed by THP in connection with the transactions contemplated hereby has been duly authorized, executed and delivered by THP and constitutes a valid and legally binding obligation of THP enforceable against THP in accordance with their respective terms, except as (a) enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 2.3                                No Conflict.  Neither the execution and the delivery of this Agreement by THP, nor the consummation of the transactions contemplated hereby (a) violate, conflict with, or result in a breach of any provisions of, (b) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (c) result in the termination of or accelerate the performance required by, (d) result in the creation of any lien upon the Shares or under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of THP or, to any material extent, under the terms and conditions of any note, bond, mortgage, indenture, deed of trust, lease, license, loan agreement or other instrument or obligation to or by which either THP, the Shareholders or any of their assets are bound, or (e) to any material extent, violate any Applicable Law binding upon THP or any of its assets.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

Section 3.1                                Ownership.   The Shareholder is the sole record and beneficial owner of the Shares in the amounts set forth in Schedule A attached hereto.  The Shareholder has good and marketable title to the Shares and the absolute right to deliver the Shares in accordance with the terms of this Agreement, free and clear of all liens.  The transfer of the Shares to THH in accordance with the terms of this Agreement transfers good and marketable title to the Shares to THH free and clear of all liens, restrictions, rights, options and claims of every kind.

Section 3.2                                Authority; Enforceability. The Shareholder has full legal right, power and authority, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Shareholder and constitutes, and each other agreement, instrument or documents executed or to be executed the Shareholder in connection with the transactions contemplated hereby has been duly authorized, executed and delivered the  Shareholder and constitutes a valid and legally binding obligation of the  Shareholder enforceable against the  Shareholder in accordance with their respective terms, except as (a) enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.3                                No Conflict.  Neither the execution and the delivery of this Agreement by the  Shareholder, nor the consummation of the transactions contemplated hereby (a) violate, conflict with, or result in a breach of any provisions of, (b) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (c) result in the termination of or accelerate the performance required by, (d) result in the creation of any lien upon the  Shares under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of the Shareholder or, to any material extent, under the terms and conditions of any note, bond, mortgage, indenture, deed of trust, lease, license, loan agreement or other instrument or obligation to or by which the  Shareholder or any of its assets are bound, or (e) to any material extent, violate any Applicable Law binding upon the  Shareholder or any of its assets.

Section 3.4.                                Investment Representation.  The  Shareholder acknowledges that the New  Shares are restricted securities, that such  Shareholder is acquiring the New  Shares for his own account with the present intention of holding the New  Shares for purposes of investment and not with a view to their distribution within the meaning of the Securities Act of 1933, as amended and that the New  Shares will bear a legend to such effect.  The  Shareholder has relied solely on his independent investigation in making the decision to purchase the New  Shares. The  Shareholder’s determination to exchange its  Shares was made independent of, and was not affected by, any statements or opinions (or the lack thereof) regarding the advisability of the purchase or as to the properties, business, prospects or condition of THH (financial or other) which may have been made or given by THH or its shareholders.

Section 3.5                                Accredited Investor.  The  Shareholder is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.  The  Shareholder is in a financial position to hold THH’s  Stock and is able to bear the economic risk and withstand a complete loss of the  Shareholder’s investment in THH’s  Stock.  The Shareholder recognizes that THH’s  Stock involves a high degree of risk.  The  Shareholder is a sophisticated investor, is able to fend for itself in the transaction contemplated by this Agreement, and has such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merits and risks of the prospective investment in THH’s  Stock.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THH

THH represents and warrants to THP, the  Shareholders as of the date hereof as follows:

Section 4.1                                Organization.  THH is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted.

Section 4.2                                Authority; Enforceability.  THH has the requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of THH and no other corporate proceedings on the part of THH are necessary to authorize this Agreement.

Section 4.3                                THH  Stock.  All shares of THH Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable.

Section 4.4                                Investment Representation.  THH acknowledges that the Shares and are restricted securities, that THH is acquiring the  Shares for its own account with the present intention of holding the  Shares for purposes of investment and not with a view to their distribution within the meaning of the Securities Act of 1933, as amended.  THH has relied solely on its independent investigation in making the decision to purchase the  Shares.  THH’s determination to purchase the Shares was made independent of, and was not affected by, any statements or opinions (or the lack thereof) regarding the advisability of the purchase or as to the properties, business, prospects or condition (financial or other) of THH which may have been made or given by THH, the  Shareholders.

ARTICLE 5
MISCELLANEOUS

Section 5.1                                Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall not be limited or affected by any investigation by or on behalf of any party hereto.

Section 5.2.                                Further Assurances.  Each of THP, THH the  Shareholders will use its, his or her, as the case may be, best efforts to take all action and to do all things necessary, proper or advisable on order to consummate and make effective the transactions contemplated by this Agreement.

Section 5.3                                Notices.  All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) personal delivery to the designated individual, (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) facsimile transmission with confirmation of receipt.  For notice to be valid to the Shareholder, it must also be emailed to the Shareholder at the e-mail address listed below.  All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing:

Section 5.4                                Headings; Gender.  When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

Section 5.5                                Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents, exhibits and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, and understandings and communications, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.6                                Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of law.

Section 5.7                                Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

Section 5.8                                Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party.

Section 5.9                                Appraisal Rights.  Holders of TriCord Hurricane Products common stock are entitled to dissenters’ rights of appraisal under the Florida Business Corporation Act.  Pursuant to Section 607.1302 of the Florida Business Corporation Act, a TriCord Hurricane Products shareholder who does not wish to accept the shares of TriCord Hurricane Holdings, Inc. to be received pursuant to the terms of this Share Exchange Agreement may dissent from the Share Exchange and elect to receive the fair value of his or her shares immediately prior to the completion of the Share Exchange.  Such fair value is exclusive of any appreciation or depreciation in anticipation of the Share Exchange, unless such exclusion would be inequitable to TriCord Hurricane Products and its remaining shareholders.

 Section 5.9.1                                Exercise of Appraisal Rights.  In order to exercise appraisal rights, a dissenting shareholder of TriCord Hurricane Products must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, which are summarized below.  A copy of the full text of those Sections is included as Schedule B to this Agreement.  Shareholders of TriCord Hurricane Products are urged to read Schedule B is its entirety and to condult with their legal advisers.  Each shareholder of TriCord Hurricane Products who desires to assert his or her appraisal right sis cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the Florida Business Corporation Act included as Annex B in this proxy statement/prospectus.

          A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with TriCord Hurricane Products, prior to the taking of the vote on the Share Exchange, a written notice of intent to demand payment for his or her shares if the Share Exchange is effectuated. A vote against the Share Exchange will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the Florida Business Corporation Act. A dissenting shareholder need not vote against the Share Exchange, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his TriCord Hurricane Products shares for the Share Exchange. A vote for the Share Exchange will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

TriCord Hurricane Products, Inc.
1201 E. 33rd Street
Tulsa, OK 74106
Attn: Charles Hess
President and Chief Executive Officer

          All such notices must be signed in the same manner as the shares are registered on the books of TriCOrd Hurricane Products.

          Within 10 days after the completion of the Share Exchange, TriCord Hurricane Holdings must supply to each TriCord Hurricane Products shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the Share Exchange;

•	TriCord Hurricane Holdings’ estimate of the fair value of the TrCord Hurricane Products’ shares;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which they must be received by TriCord Hurricane Products or its agent, which date may not be fewer than 40 nor more than 60 days after the date TriCord Hurricane Products sent the appraisal notice and appraisal election form to the shareholder; and

•
the date by which a notice from the shareholder of his or her desire to withdraw his or her appraisal election must be received by TriCord Hurricane Holdings, which date must be within 20 days after the date set for receipt by TriCord Hurricane Holdings of the appraisal election form from the shareholder.

          The form must also contain TriCOrd Hurricane Holdings’ offer to pay to the shareholder the amount that it has estimated as the fair value of the TriCOrd Hurricane Products’ shares, and request certain information from the shareholder, including:

•	the shareholder’s name and address,

•	the number of shares as to which the shareholder is asserting appraisal rights,

•	whether the shareholder voted for the Share Exchange,

•	whether the shareholder accepts the offer of TriCord Hurricane Holdings to pay its estimate of the fair value of the TriCord Hurricane Products’ shares to the shareholder, and

•
if the shareholder does not accept the offer of TriCord Hurricane Holdings, the shareholder’s estimated fair value of the TriCord Hurricane Products’ shares and a demand for payment of the shareholder’s estimated value plus interest.

          A dissenting shareholder must send the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the Share Exchange Agreement.

          Upon returning the appraisal election form, a dissenting shareholder shall be entitled only to payment pursuant to the procedure set forth in the applicable sections of the Florida Business Corporation Act and shall not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

          A dissenting shareholder who has delivered the appraisal election form and his or her stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to TriCord Hurricane Holdings within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of TriCord Hurricane Holdings. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder.

          If the dissenting shareholder accepts the offer of TriCord Hurricane Holdings in the appraisal election form to pay TriCord Hurricane Holdings’ estimate of the fair value of the TriCord Hurricane Products’ shares, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by TriCord Hurricane Holdings or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

          A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify TriCord Hurricane Products in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to TriCord Hurricane Products the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

          The current Florida Statute, Section 607.1330, addresses what should occur if a dissenting shareholder fails to accept the offer of TriCord Hurricane Holdings to pay the value of the shares as estimated by TriCord Hurricane Holdings, and TriCord Hurricane Holdings fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

          If a dissenting shareholder refuses to accept the offer of TriCord Hurricane Holdings to pay the value of the shares as estimated by TriCord Hurricane Holdings, and TriCord Hurricane Holdings fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder given within 60 days after the date on which the Share Exchange was effected, TriCord Hurricane Products shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of TriCord Hurricane Products, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If TriCord Hurricane Products fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of TriCord Hurricane Holdings. A copy of the initial pleading will be served on each dissenting shareholder. TriCord Hurricane Holdings is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

The current Florida Statute, Section 607.1331, provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, shall be determined by the court and assessed against TriCord Hurricane Holdings, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against (i) TriCord Hurricane Holdings and in favor of any or all dissenting shareholders if the court finds TriCord Hurricane Holdings did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322, or (ii) either TriCord Hurricane Holdings or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against TriCord Hurricane Holdings, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that TriCord Hurricane Holdings fails to make a required payment when a dissenting shareholder accepts TriCord Hurricane Holdings’ offer to pay the value of the shares as estimated by TriCord Hurricane Holdings, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from TriCord Hurricane Holdings all costs and expenses of the suit, including counsel fees.

         Any dissenting shareholder who perfects his or her right to be paid the fair value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the U.S. Tax Code.

           BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE SHARE EXCHANGE ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

Section 5.10                                Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

Section 5.11                                Amendment and Modification.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed themselves or by their respective duly authorized officers as of the date first written above.

TRICORD HURRICANE HOLDINGS, INC.

By:
Charlie Hess
Chief Executive Officer

TRICORD HURRICANE HOLDINGS, INC.

By:
Charlie Hess
Chief Executive Officer

SHAREHOLDERS:

___________________________                                                                                     ______________________________
Charles D. Hess                                                                          No. of Shares

____________________________                                                                                     _______________________________
Ginger G. Hess                                                                           No. of Shares

____________________________                                                                                     ________________________________
Kenny Tolbert                                                                           No. of Shares

____________________________                                                                                     ________________________________
Scott D. Schiff                                                                           No. of Shares

_____________________________                                                                                     _________________________________
Sara Diaz                                                                                     No. of Shares

___________________________                                                                                     _________________________________
Thomas J. Spalding                                                                  No. of Shares

____________________________                                                                                     __________________________________
Victor Keen                                                                                No. of Shares

Laguna Frisco, Inc.

_____________________________                                                                                     ___________________________________
By: Mike Bailey                                                                         No. of Shares
Title_________________________

____________________________                                                                                     ____________________________________
Denis Schoenhofer                                                                   No. of Shares

_____________________________                                                                                     ____________________________________
Trent Tucker                                                                              No. of Shares

_____________________________                                                                                     ____________________________________
Neal Tomlins                                                                              No. of Shares

_____________________________                                                                                     ______________________________________
David Berg                                                                                 No. of Shares

Regent Private Capital

______________________________                                                                                     ______________________________________
By:                                                                                               No. of Shares
Title:

Concordia Financial Group

_______________________________                                                                                     _______________________________________
By:                                                                                               No. of Shares
Title:

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Marcus McCloud                                                                      No. of Shares